SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 9, 2015

Universal Display Corporation
(Exact Name of Registrant Specified in Charter)

Pennsylvania	1-12031	23-2372688
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

375 Phillips Boulevard
Ewing, NJ	08618
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (609) 671-0980

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

o    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2015, the Board of Directors (the “Board”) of Universal Display Corporation (the “Company”) approved an increase in the Board’s size from eight members to nine members, and also elected Rosemarie B. Greco, age 68, to the Board, effective immediately, to fill the vacancy created by such increase. Ms. Greco’s term will expire at the Company’s next annual shareholder meeting to be held in June 2015. The Company expects that Ms. Greco will be nominated to stand for re-election at that time. Effective upon joining the Board, Ms. Greco becomes eligible to receive the standard compensation provided by the Company to its other non-employee directors, as most recently disclosed in the Company’s proxy statement for its 2014 annual meeting of shareholders.

From approximately 1999 to 2003, Ms. Greco was the founding Principal of Grecoventures Ltd., a business investment and consulting partnership. Formerly, from 2003 to 2008, she served as the Executive Director of the Pennsylvania Office of Health Care Reform. From approximately 1994 to 1997, she served as the CEO and President of CoreStates Bank, N.A. and the President, CoreStates Financial Corp. from 1996 to 1997. Ms. Greco serves on the Boards of Director of Pennsylvania Real Estate Investment Trust and PECO Energy Company, a subsidiary of Exelon Corporation. She is also a member of the Board of Overseers of the University of Pennsylvania School of Nursing and the Co-Chair of Vision 2020, a national coalition of organizations advancing women and leadership.

As previously disclosed, the Company maintains the Universal Display Corporation Supplemental Executive Retirement Plan (the “SERP”). The SERP is a nonqualified deferred compensation plan under the Internal Revenue Code of 1986, as amended (the “IRC”), and is unfunded. Participants include management or highly compensated employees of the Company who are selected by the Compensation Committee to receive benefits under the SERP. The SERP was adopted to incentivize the Company’s executive officers to remain with the Company through retirement age. Under the SERP, if a participant resigns or is terminated without cause at or after age 65 and with at least 20 years of service, he or she will be eligible to receive a SERP benefit calculated in accordance with the terms of the SERP, as discussed in the following paragraph.

The SERP benefit is based on a percentage of the participant’s annual base salary and in certain cases, as discussed in the following paragraph, the participant’s average annual bonus for the most recent three fiscal years ending prior to the participant’s date of termination of employment with the Company for the life of the participant. This percentage is 50%, 25% or 15%, depending on the participant’s benefit class. If a participant resigns at or after age 65 and with at least 15 years of service, he or she will be eligible to receive a prorated SERP benefit. If a participant is terminated without cause or on account of a disability after at least 15 years of service, he or she will be eligible to receive a prorated SERP benefit regardless of age. The prorated benefit in either case will be based on the participant’s number of years of service (up to 20), divided by 20. In the event a participant is terminated for cause, his or her SERP benefit and any future benefit payments are subject to immediate forfeiture. In the event of a change in control of the Company, each participant in the SERP will become immediately vested in his or her benefit thereunder. Unless the participant’s benefit has already fully vested, if the participant has less than 20 years of service at the time of the change in control, he or she will receive a prorated benefit based on his or her number of years of service (up to 20), divided by 20. If the change in control qualifies as a “change in control event” for purposes of Section 409A of the IRC, then each participant (including former employees who are entitled to SERP benefits) will receive a lump sum cash payment equal to the present value of the benefit immediately upon the change in control.

On March 3, 2015, the Board of Directors, on the recommendation of the Compensation Committee, adopted Amendment 2015-1 to the SERP (“Amendment 2015-1”). Amendment 2015-1 amended the SERP to provide that, for participants serving as executive officers of the Company as of March 3, 2015, or who become an executive officer thereafter, the SERP benefit is based on a percentage of the participant’s annual base salary and the participant’s average annual bonus for the most recent three fiscal years ending prior to the participant’s date of termination of employment with the Company for the life of the participant. Prior to adoption of Amendment 2015-1, the SERP benefit did not take into account any bonuses.

The foregoing descriptions of the SERP and Amendment 2015-1 are summaries and are qualified in their entireties by reference to the full text of the SERP and Amendment 2015-1. The SERP is filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 10, 2010, and Amendment 2015-1 is filed as Exhibit 99. 2 to this Current Report on Form 8-K, and both are incorporated herein by reference.

Also on March 3, 2015, the Board of Directors, on the recommendation of the Compensation Committee, authorized the award to Julia J. Brown, Ph.D, the Company’s Senior Vice President and Chief Technical Officer, and Mauro Premutico, the Company’s Vice President Legal and General Manager, Patents and Licensing, of an automobile reimbursement expense of $500 per month (plus repairs and maintenance).

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title

99.1	Press Release by the Registrant, dated March 5, 2015.
99.2	Amendment 2015-1, dated March 3, 2015, to Universal Display Corporation Supplemental Executive Retirement Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL DISPLAY CORPORATION

	By:	/s/ Sidney D. Rosenblatt
Sidney D. Rosenblatt
Executive Vice President, Chief Financial
Officer, Treasurer and Secretary

Dated: March 9, 2015

EXHIBIT INDEX

Exhibit Number	Exhibit Title
99.1	Press Release by the Registrant, dated March 5, 2015.
99.2	Amendment 2015-1, dated March 3, 2015, to Universal Display Corporation Supplemental Executive Retirement Plan.